EXHIBIT BB
                        CREDIT AGREEMENT

     CREDIT AGREEMENT (the "Agreement") dated as of December 8,
1993 between LELIA CARROLL (the "Borrower"), and CRL, INC., a
Delaware corporation ("CRL").

                            Covenants

          SECTION 1.  AMOUNT AND TERMS.

          1.01 Loans. CRL hereby agrees on the terms and subject to the conditions of this Agreement and upon the written request of the Borrower in accordance with this Agreement to make loans from time to time (the "Loans") to the Borrower in an aggregate principal amount of up to $6,000,000 at any time outstanding. Notwithstanding anything to the contrary contained herein, the indebtedness created pursuant hereto is not revolving in nature.

          1.02  Notice of Loan Request.

          (a)  The Loans shall be made on notice as specified in
     Section 5.07, given not later than 1:00 p.m. (Denver, Colorado time) one Business Day prior to the date of a requested drawdown of a Loan (a "Drawdown Date"), in accordance with Section 5.07. Such notice shall be by facsimile transmission, confirmed immediately in writing, specifying therein the requested Drawdown Date and the amount of the Loan requested.

          (b) On the Drawdown Date, subject to the terms and conditions of this Agreement, CRL shall make available the amount of the Loans requested in such notice, in immediately available funds, by wire transfer to an account designated in writing by the Borrower.

          1.03 Promissory Note. The Loans shall be evidenced by a promissory note of the Borrower substantially in the form of Exhibit A to this Agreement (the "Note").

          1.04 Interest. The Borrower shall pay interest on the unpaid principal amount of the Loans, from the Drawdown Date until such principal amount shall be paid in full, at a rate per annum equal at all times to 1 percent over the prime rate announced and in effect from time to time by The Northern Trust Company (the "Base Rate"), provided that any amount of principal which is not paid when due (whether upon demand, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 3 percent per annum over the Base Rate.

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          1.05  Limitations on and Continuance of Interest Rate.

          (a) Notwithstanding any of the other provisions of this Agreement or the Note, nothing contained in this Agreement, the Note or any other document executed in connection with this Agreement shall require the Borrower to pay interest (including fees, charges, expenses or any other amounts which, under applicable law, are deemed interest) for the account of CRL or the holder of the Note at a rate exceeding the Maximum Lawful Rate (as defined in Section
     5.01 hereof);

          (b) If the amount of any interest (including fees, charges or expenses or any other amounts which, under applicable law, are deemed interest) contracted for, charged or received by or for the account of the holder of the Note (the "Contract Rate") would exceed the Maximum Lawful Rate, then, ipso facto, the amount of such interest payable for the account of the holder of the Note in respect of such interest computation period shall be automatically reduced to such Maximum Lawful Rate, and if, from any such circumstance, the holder of the Note shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the Maximum Lawful Rate, such amount which would be excessive shall be applied to the reduction of the principal amount owing on account of the Note or the amounts owing on other obligations of the Borrower to the holder of the Note under any document executed in connection herewith and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of the Note and the amounts owing on other obligations of the Borrower to the holder of the Note under any document executed in connection herewith, as the case may be, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the holder of the Note for the use, forbearance or detention of the indebtedness of the Borrower to the holder of the Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full of the principal (including the period of any renewal or extension thereof so that the interest on account of such indebtedness shall not exceed the Maximum Lawful Rate.

          (c) If at any time the Contract Rate is limited to the Maximum Lawful Rate, any subsequent reductions in the Contract Rate shall not reduce the rate of interest on the Loans below the Maximum Lawful Rate until the total amount of interest accrued equals the amount of interest which would have accrued if the Contract Rate had at all times been in effect. In the event that, upon demand or acceleration of the Note or at final payment of the Note, the total amount of interest paid or accrued on the Note is

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less than the amount of interest which would have accrued if the
Contract Rate had at all times been in effect with respect thereto, then at such time, to the extent permitted by law, the Borrower shall pay to the holder of the Note an amount equal to the difference between: (i) the lesser of the amount of interest which would have accrued if the Contract Rate had at all times been in effect or the amount of interest which would have accrued if the Maximum Lawful Rate had at all times been in effect; and
(ii) the amount of interest actually paid on such Note.

          1.06 Computation of Interest. All computations of interest shall be made by CRL on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by CRL of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.

          1.07 Payments: Optional Prepayments. The principal amount of the Note and all accrued and unpaid interest shall be due and payable as follows: (i) interest shall be payable in arrears in quarterly installments, commencing on December 31, 1993 and continuing on each of March 31, 1994, June 30, 1994, September 31, 1994 and December 8, 1994, and (ii) all accrued and unpaid interest and all principal shall be payable on the earlier of December 8, 1994 or the acceleration of the maturity of the Note pursuant to Section 4.02 hereof. The Borrower shall have the right, at any time and from time to time, upon not less than one Business Day's (as defined in Section 5.01 hereof prior notice to CRL to prepay all or any portion of the outstanding principal owing on the Note in immediately available funds, without premium or penalty, provided that the Borrower has paid or pays concurrently all interest on the Note accrued through the date of prepayment.

          1.08 Form of Payments. All payments (including prepayments) on account of principal and interest shall be made in United States dollars and immediately available funds. If any payment is scheduled to become due and payable on a day which is not a Business Day, such payment shall instead become due and payable on the immediately following Business Day and such extension of time shall be included in the computation of interest under this Agreement and the Note.

          SECTION 2.  CONDITIONS PRECEDENT.

          2.01 Conditions to the Loans. The obligation of CRL to make an advance of the Loans on a Drawdown Date shall be subject to the fulfillment of the following conditions precedent on or before each Drawdown Date in a manner reasonably satisfactory to CRL:

          (a)  CRL shall have received the executed Note.


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          (b)  The representations and warranties of the Borrower
     contained in this Agreement shall be true and correct in all respects; the Borrower shall have complied in all respects with all of the terms and conditions of this Agreement to be performed or observed by it; and no Default or Event of Default shall be in existence or shall exist after giving effect to the execution of this Agreement or the extension of the Loans.

          SECTION 3.  REPRESENTATIONS AND WARRANTIES.

          3.01 Representations and Warranties regarding the Borrower. In order to induce CRL to enter into this Agreement and to make the Loans, the Borrower represents and warrants that:

          (a) Power and Authority. The Borrower has full power and authority to execute and deliver this Agreement and the Note and to carry out the transactions so contemplated.

          (b) Enforceable Obligations. This Agreement and the Note constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms (except to the extent that enforcement may be limited by any applicable bankruptcy, reorganization, moratorium or similar laws now or subsequently in effect, which may affect the enforceability of creditors, rights generally, or by general equitable principles).

          (c) No Legal Bar. The execution, delivery and performance of this Agreement and the Note are not and will not be in violation of or conflict with any valid law or governmental rule or regulation, judgment, writ, order, injunction, award or decree of any court, arbitrator, administrative agency or other governmental authority applicable to the Borrower; are not and will not conflict or be inconsistent with, or result in any breach of, any of the terms, covenants, conditions or provisions of or constitute a default under any indenture, mortgage, contract, deed of trust, debenture, agreement or other undertaking or instrument to which the Borrower is a party or by which any of her material assets may be bound or affected; and do not and will not result in the creation or imposition of any material lien on her assets pursuant to the provisions of any such indenture, mortgage, contract, deed of trust, debenture, agreement or other undertaking or instrument.

          (d) No Debt Restrictions. No note, bond, debenture, indenture, mortgage, contract, deed of trust, agreement or other undertaking or instrument to which the Borrower is subject contains any restriction on the incurrence by the Borrower of indebtedness, obligations or liabilities under this Agreement or the Note except such restrictions as have been fully and effectively waived in writing (copies of which shall be furnished to CRL).

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          (e)  No Consents.  No permit, consent, approval or
     authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance of this Agreement or the Note or in connection with any transaction contemplated by this Agreement.

          No Misleading Statements. The representations of the Borrower in this Agreement, in any exhibit, annex, schedule, list or other document (including without limitation the personal financial information supplied by the Guarantors) delivered to CRL in connection with the transactions contemplated by this Agreement, and in any written or oral statements made by Borrower and Guarantors in connection with this Agreement, the Note or the Guaranty do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein or herein not misleading.

          (g)  Solvency.  The Borrower is Solvent.

          SECTION 4.  EVENTS OF DEFAULT.

          4.01 Events of Default. For the purposes of this Agreement, an Event of Default will be deemed to have occurred if:

          (a) the Borrower fails to pay any amount due on the Note and/or any fees or sums due under or in connection with this Agreement after any such payment otherwise becomes due and payable;

          (b) the Borrower breaches or otherwise fails to perform or observe any other provision contained in this Agreement, the Note or any other document delivered or executed pursuant to this Agreement, and such breach or failure to perform shall continue for a period of 30 days;

          (c) any representation, warranty or information contained in this Agreement, or required to be furnished to CRL pursuant to this Agreement, or in any writing furnished by the Borrower to CRL pursuant to this Agreement, is false or misleading in any material respect on the date made or furnished;

          (d)  the Borrower shall cease to be Solvent;

          (e) the Borrower makes an assignment for the benefit of creditors or admits in writing her inability to pay her debts generally as they become due; or an order, judgment or decree is entered adjudicating the Borrower bankrupt or insolvent; or an order for relief with respect to the Borrower is entered under the United States Bankruptcy Code,


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     or the Borrower petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Borrower or of any substantial part of the assets of the Borrower, or commences any proceedings relating to the Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Borrower and either (i) the Borrower by any act indicates her approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within 90 days.

          4.02 Consequences of, Demand and Events of Default. Upon the occurrence of any Event of Default and at any time thereafter, CRL may, by notice to the Borrower, declare any amounts payable on account of and the entire unpaid principal amount of the Note and all interest accrued and unpaid thereon to be immediately due and payable, whereupon the Note and all such accrued and unpaid interest shall become immediately due and payable without presentment, demand, or protest or further notice of any kind, all of which are hereby waived by the Borrower; provided, however, that in the event of the occurrence of any event specified in Section 4.01(e), the Note, all interest and all other amounts owed under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower. After the occurrence of any one or more of the Events of Default, interest shall accrue at the applicable default rate as provided in Section 1.04.

          SECTION 5.  GENERAL PROVISIONS.

          5.01 Definitions. For purposes of this Agreement, the following terms shall be defined as set forth below:

          "Business Day" shall mean any day on which commercial banks are not authorized or required to close in Denver, Colorado.

          "Default" shall mean an Event of Default or an event which, with notice or lapse of time, or both, would become an Event of Default.

          "Maximum Lawful Rate" shall mean the maximum rate of interest from time to time permitted under federal or state laws now or hereafter applicable to the Loans, or any Advance, in any case after taking into account, to the extent required by applicable law, any and all relevant payments, charges, and calculations.


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          "Person" shall mean any individual, corporation,
company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof.

          "Solvent" shall mean that (i) the fair value of the Borrower's assets exceeds the Borrower's total liabilities, (ii) the present fair saleable value of the Borrower's assets are greater than the Borrower's probable liabilities on her debts as such debts become absolute and matured,and (iii) the Borrower has the ability to pay her debts as they mature.

          5.02 Amendment and Waiver. This Agreement may not be amended or modified except by written agreement of the Borrower and CRL and no consent or waiver hereunder shall be valid unless in writing and signed by the Person waiving or consenting.

          5.03 Delay not a Waiver: Cumulative Remedies. No failure or delay on the part of CRL in exercising any right, power or privilege under this Agreement or the Note shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement and the Note are cumulative and not exclusive of any rights or remedies provided by law.

          5.04  Notices.  All notices, demands or other
communications to be given or delivered under or by reason of this Agreement shall be in writing (including facsimile transmission communications) and mailed, transmitted by facsimile transmission or delivered:

          If to the Borrower, at:

          Lelia Carroll
          c/o CRL, Inc.
          6300 South Syracuse Way, Suite 300
          Engelwood, Colorado 80111
          Telephone: (303) 773-2800
          Facsimile: (303) 773-2729

          If to CRL, at:

          CRL, Inc.
          6300 South Syracuse Way, Suite 300
          Englewood, Colorado  80111
          Telephone: (303) 773-2800
          Facsimile: (303) 773-2729

or such other address or to the attention of such other person as the recipient party has specified by prior written notice as set forth above to the sending party. All such notices and communications shall, when mailed, transmitted by facsimile

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transmission or delivered, be effective when deposited in the mails, facsimile transmission is completed or delivered to the recipient.

          5.05 Survival of Representations and Warranties. All representations and warranties made in this Agreement and the Note shall survive the execution and delivery of this Agreement and the Note and the making of the Loans.

          5.06  Descriptive Headings.  The captions of this
Agreement are for convenience of reference only and shall not define or limit the provisions of this Agreement.

          5.07 Term of Agreement. This Agreement shall continue until the Note has been paid in full or discharged in accordance with the terms of this Agreement and until all other liabilities and obligations of the Borrower under this Agreement shall have been fully satisfied.

          5.08 Successors and Assigns. This Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns; provided, however, that the Borrower may not assign its rights or obligations under this Agreement or the Note without the prior written consent of CRL. CRL may assign the Note and this Agreement.

          5.09  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED
BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF
COLORADO.

          5.10 No Third-Party Rights. This Agreement is not intended to and shall not be construed to create any rights in or confer any benefits on any persons other than the parties hereto and their respective successors and assigns.

          5.11 Complete Agreement. THIS AGREEMENT, INCLUDING THE DOCUMENTS AND OTHER WRITINGS REFERRED TO HEREIN OR DELIVERED PURSUANT HERETO, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

          5.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          5.13 Attorneys' Fees and Expenses; Indemnity. The Borrower agrees to pay on demand all out-of-pocket costs and expenses of CRL in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Note and other documents related thereto,

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including, without limitation, the reasonable fees and out-of-
pocket expenses of counsel for CRL with respect thereto, and all reasonable out-of-pocket costs and expenses, if any, of CRL (including, without limitation, reasonable counsel fees and expenses of CRL) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Note and other documents related thereto. The Borrower shall indemnify CRL and its directors, officers, employees and agents from and hold etch of them harmless against any and all losses, liabilities, claims or damages to which any of them may become subject as a result of or arising out of any actual or proposed use of the proceeds of the Loans or breach by the Borrower of any provision of this Agreement, the Note or any other document executed in connection therewith, or from any investigation, litigation or other proceeding (threatened or otherwise) relating to the foregoing.

          IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

                              /s/ Lelia Carroll
                              LELIA CARROLL

                              CRL, INC., a Delaware corporation


                              By: /s/ Jonathan P. Johnson
                                   Title: Vice President


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                            EXHIBIT A

                         PROMISSORY NOTE

$6,000,000.00                                    December 8, 1993
                                                 Denver, Colorado


          FOR VALUE RECEIVED, LELIA CARROLL (the "Borrower"), hereby promises to pay to CRL, INC., a Delaware corporation ("CRL") or holder, at the offices of CRL at 6300 South Syracuse Way, Suite 300, Englewood, Colorado 80111, or such other place designated by holder, the principal sum of SIX MILLION DOLLARS ($6,000,000.00) or such lesser amount as shall equal the unpaid principal amount of the loan made by CRL to the Borrower pursuant to the Credit Agreement referred to below (the "Loans"), in lawful money of the United States of America and in immediately available funds, upon the dates as set forth in the Credit Agreement or acceleration as provided in the Credit Agreement, and to pay interest on the unpaid principal amount of the Loans, at such office, in like money and funds, until the Loans shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

          The date, amount and interest rate of the Loans made by CRL to the Borrower, and each payment made on account of the principal thereof, shall be recorded by CRL on its books.

          This Note is the Promissory Note referred to in the Credit Agreement (as amended, modified and supplemented and in effect from time to time, the "Credit Agreement") dated as of December 8, 1993 between the Borrower and CRL, and evidences the Loans made by CRL thereunder. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

          The Credit Agreement provides for the indebtedness evidenced hereby to become due and payable in full on or before December 31, 1994 or upon the occurrence of certain events, and for prepayments of the Loans, upon the terms and conditions specified therein.

          Borrower and every endorser and guarantor waive presentment, protest or notice of dishonor, and all duty or obligation of holder to perfect, protect, retain, or enforce any security for the payment of this Note or to proceed against any collateral before otherwise enforcing this Note.

          If this Note is not paid when due or upon acceleration and is placed in the hands of an attorney for collection, whether or not suit is filed hereon, or if proceedings are had in probate, bankruptcy, receivership, reorganization, arrangement, or other legal proceeds for the collection hereof, the Borrower agrees to pay the holder a reasonable amount of attorneys, fees incurred by the holder hereof.

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          This Note shall be governed by, and construed in
accordance with, the law of the State of Colorado.



                              ________________________________
                              LELIA CARROLL
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